 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 2, 2020

iBio, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-35023	26-2797813
(Commission File Number)	(IRS Employer Identification No.)

8800 HSC Parkway

Bryan, Texas 77807

(Address of principal executive offices and zip code)

(979) 446-0027

(Registrant’s telephone number including area code)

N/A

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	IBIO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 2, 2020, iBio, Inc., a Delaware corporation, (the “Company”), received an executed copy of a Second Amendment, dated as of December 2, 2020 (“Second Amendment”), to the Exclusive License Agreement (“Amended License Agreement”), originally effective January 14, 2014 and as first amended on August 11, 2016, by and between the Company and the University of Pittsburgh – Of the Commonwealth System of Higher Education (the “University”) which granted the Company an exclusive worldwide license to develop and commercialize the licensed technology for the treatment of human and veterinary fibrosis (the “Field”).

Under the terms of the Amended License Agreement, the University is eligible to receive from the Company (i) certain annual maintenance fees until the first net sales of products using the licensed technology in the Field occur and (ii) up to an aggregate of $1,000,000 in clinical development and regulatory milestone payments. The University will also be entitled to receive low single-digit tiered royalties on sales of products containing the licensed technology, with a minimum annual royalty once sales commence. In the event that the Company is required to license intellectual property rights owned by a third-party to make, use, or sell licensed technology in the Field in order to avoid infringing the patent or other intellectual property rights of such third-party, then subject to certain conditions, the Company will be entitled to a credit of such third-party royalties against royalties due to the University.

Under the terms and conditions of the Amended License Agreement, the Company has agreed to use its best efforts to bring the licensed technology to market as soon as practicable, consistent with sound and reasonable business practice and judgment, and to continue active, diligent marketing efforts for the licensed technology throughout the term of this Agreement. In addition, the Amended License Agreement sets forth specific milestone completion deadlines including filing an investigational new drug application by December 31, 2021, enrollment of first patient in a Phase 1 clinical trial by March 31, 2022, enrollment of first patient in a Phase 2 clinical trial by June 30, 2023, enrollment of first patient in a Phase 3 clinical trial by June 30, 2026 and filing of a Biologics License Application or foreign equivalent by December 21, 2029. The Second Amendment amended and extended the dates of certain clinical development and regulatory milestones to which the Company is obligated to adhere.

If the Company breaches the Amended License Agreement and does not cure such breach within 30 days of receipt of notice, the University may terminate the Amended License Agreement in its entirety. The University may also terminate the Amended License Agreement, effective immediately, if the Company files for bankruptcy, is dissolved or has a receiver appointed for substantially all of its property.

The foregoing summary description of the Amended License Agreement is not complete and is qualified in its entirety by reference to the Amended License Agreement, which the Company expects to file as an exhibit to its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2020. The Company intends to redact certain terms of the Amended License Agreement from the version of the Amended License Agreement to be filed as an exhibit to the Form 10-Q for the quarterly period ended December 31, 2020 pursuant to Item 601(b)(10) of Regulation S-K because such terms are both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2020	IBIO, INC.
(Registrant)

	By:	/s/ Thomas F. Isett
		Name:	Thomas F. Isett
		Title:	Chief Executive Officer